Intermediate Bond Fund of America

February 28, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$34,296
Class B	$29
Class C	$212
Class F1	$1,280
Class F2	$1,837
Total	$37,654
Class 529-A	$1,831
Class 529-B	$2
Class 529-C	$90
Class 529-E	$70
Class 529-F1	$454
Class R-1	$18
Class R-2	$180
Class R-2E	$0*
Class R-3	$584
Class R-4	$587
Class R-5	$182
Class R-6	$13,884
Total	$17,882

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.07
Class B	$0.02
Class C	$0.02
Class F1	$0.07
Class F2	$0.09
Class 529-A	$0.07
Class 529-B	$0.02
Class 529-C	$0.02
Class 529-E	$0.05
Class 529-F1	$0.08
Class R-1	$0.02
Class R-2	$0.02
Class R-2E	$0.09
Class R-3	$0.05
Class R-4	$0.07
Class R-5	$0.09
Class R-6	$0.10

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	473,052
Class B	1,055
Class C	9,570
Class F1	17,073
Class F2	19,411
Total	520,161
Class 529-A	26,974
Class 529-B	111
Class 529-C	5,273
Class 529-E	1,342
Class 529-F1	5,671
Class R-1	810
Class R-2	9,066
Class R-2E	1
Class R-3	10,888
Class R-4	7,762
Class R-5	2,037
Class R-6	170,985
Total	240,920

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.59
Class B	$13.59
Class C	$13.59
Class F1	$13.59
Class F2	$13.59
Class 529-A	$13.59
Class 529-B	$13.59
Class 529-C	$13.59
Class 529-E	$13.59
Class 529-F1	$13.59
Class R-1	$13.59
Class R-2	$13.59
Class R-2E	$13.59
Class R-3	$13.59
Class R-4	$13.59
Class R-5	$13.59
Class R-6	$13.59

* Amount less than one thousand